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Exhibit 11

Frontier  Corporation

Computation of Earnings per Share of Common Stock on a Fully Diluted Basis (Unaudited)





                                              3 Months Ended    6 Months Ended
                                                 June 30,          June 30,
(In thousands, except per share data)         1997       1996      1997      1996
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
Income applicable to common stock          $42,186    $68,909  $ 28,372  $125,740
  Add:  Interest on convertible debentures     139        139       277       277
---------------------------------------------------------------------------------
                                            42,325     69,048    28,649   126,017
 Less:  Increase in related federal
         income taxes                           49         49        97        97
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 Adjusted income applicable to
  common stock                             $42,276    $68,999   $28,552  $125,920
=================================================================================

 Average Common Shares Outstanding         163,492    162,873   163,579   161,525
  (excluding common stock equivalents)
 Adjustments for:
   Convertible Debentures                      503       503         503      503
   Stock Options                               297     1,307         370    2,364
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 Adjusted common shares assuming
  conversion of outstanding Convertible
  Debentures and Stock
  Options at beginning of each period      164,292   164,683     164,452  164,392
=================================================================================
 Earnings per share of common stock on a
  fully diluted basis                     $    .26  $    .42    $    .17  $   .77
=================================================================================

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